Exhibit 8.1

[●], 2024

ClimateRock (NASDAQ:CLRC)
25 Bedford Square, London, WC1B 3HH, UK

Re:	Opinion Regarding Material Federal Income Tax Consequences of Merger

Ladies and Gentlemen:

We have acted as United States counsel to ClimateRock, a Cayman Islands exempted company (“ClimateRock”), in connection with the proposed Business Combination (as defined below) contemplated by an Agreement and Plan of Merger, dated as of December 30, 2023 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among ClimateRock, GreenRock Corp, a Cayman Islands exempted company (“GreenRock”), ClimateRock Holdings Limited, a Cayman Islands exempted company (“Pubco”), ClimateRock Merger Sub Limited, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“SPAC Merger Sub”), and, once it enters into a joinder to the Business Combination Agreement, GreenRock Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Company Merger Sub” and together with SPAC Merger Sub, the “Merger Subs”). Pursuant to the Business Combination Agreement, (a) SPAC Merger Sub will merge with and into ClimateRock, with ClimateRock continuing as the surviving company (the “SPAC Merger”), as a result of which, ClimateRock shall become a wholly-owned subsidiary of Pubco, and (b) Company Merger Sub will merge with and into GreenRock, with GreenRock continuing as the surviving company (the “Company Merger” and together with the SPAC Merger, the “Mergers”), as a result of which, GreenRock shall become a wholly-owned subsidiary of Pubco (the Mergers together with the other transactions contemplated by the Business Combination Agreement and other ancillary documents, the “Business Combination”).

The Business Combination is described in the Registration Statement on Form F-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on filed on January 26, 2024 (Registration Number 333-276718), as amended through the date hereof (the “Registration Statement”). Capitalized terms used but not defined herein have the meaning given to such terms in the Registration Statement.

We have reviewed the Business Combination Agreement, including all exhibits thereto, the Registration Statement, and such other documents and records as we deemed necessary or appropriate for purposes of issuing our opinion (collectively, the “Documents”). In our examination of the Documents, we have assumed their completeness and authenticity, and we have further assumed that each of the Documents has been or will be duly authorized and executed in the form as examined by us and will be binding upon all parties thereto. We are relying expressly for purposes of our opinion on the facts, information, representations, warranties and covenants contained in the Documents. In addition, we are relying expressly upon additional representations of fact made by ClimateRock in a letter dated the date hereof, by GreenRock in a letter dated the date hereof, and by Pubco and Merger Subs in a letter dated the date hereof, delivered to us in connection with our opinion (collectively, the “Representation Certificates”), as well as certain other assumptions stated herein. We are relying upon the accuracy of any representations or statements made that are qualified by the maker’s knowledge or belief as if such representations or statements were made without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not been asked to and have not attempted to verify any facts, information, warranties or representations (collectively “statements”) through independent investigation and are assuming that each is true, correct and complete as of the date hereof and that no actions inconsistent with such statements have occurred or will occur.

In connection with our opinion, we have assumed that the Business Combination will be consummated in accordance with the terms and conditions of the Business Combination Agreement, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof. We have also assumed that none of the parties will take any action after the Business Combination that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Based on and subject to the foregoing, including, without limitation, the qualifications, exceptions and assumptions set forth above and the exceptions, qualifications and limitations set forth below, in our opinion (i) the SPAC Merger will qualify as part of an exchange described in Section 351 of the Code (when taken together with certain other transactions in connection with the Business Combination) and (ii) the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Considerations — U.S. Holders — Tax Consequences of the Business Combination” are accurate in all material respects.

Our opinion represents our legal judgment as to the described federal income tax consequences of the Merger. Our opinion is based upon the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial determinations, all as of the date hereof and all of which are subject to change either prospectively or retroactively. In addition, our opinion is based upon our knowledge of the facts as of the date hereof. If (i) the relevant facts at the time of closing differ from those represented to us in the Representation Certificates or reflected in the Documents, (ii) the Business Combination is completed under terms not contained in the Business Combination Agreement, (iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and our opinion may not be relied upon. Furthermore, by rendering this opinion, we undertake no responsibility to provide a revised opinion or other advice, and we assume no duty to communicate with you with respect to any new developments in the application or interpretation of the federal income tax laws.

You should be aware that no ruling has been sought or obtained from the Internal Revenue Service (the “Service”) as to the federal income tax consequences of any aspect of the Merger and that our opinion is not binding on the Service. You should also be aware that there can be no assurance, and none is hereby given, that the Service will not take a position contrary to the position reflected in our opinion, or that our opinion will be upheld by the courts if challenged by the Service.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the “Material U.S. Federal Income Tax Considerations” section in the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.